EXHIBIT (6)(d)





March 18, 2002



To: SearchHelp, Inc



From:    Pattie Simon, Manager
         LISTnet High tech Incubator
         1055 Stewart Avenue
         Bethpage, New York 11714

SearchHelp,Inc Lease

As of December 31, 2001 the lease for SearchHelp,Inc has been extended for an additional twelve months through December 1, 2002. SearchHelp, Inc has paid two months security deposit in the amount of $2155.


  /s/ Pattie Simon
-------------------------
Pattie Simon, Manager